SUPPLEMENT DATED JUNE 10, 1998,
                        TO SUPPLEMENTS DATED MAY 6, 1998,
                          APRIL 3, 1998, APRIL 2, 1998,
                      JANUARY 30, 1998, DECEMBER 23, 1997,
                    NOVEMBER 18, 1997, AND OCTOBER 24, 1997,
                      TO PROSPECTUS DATED OCTOBER 22, 1997

                             WASHINGTON MUTUAL, INC.


     The Board of Directors of the Company has adopted resolutions to effect a 3-for 2 split (the "Stock Split") of the Company's Common Stock in the form of a stock dividend. The additional shares of Common Stock were distributable June 1, 1998, to shareholders of record at the close of business on May 18, 1998. Unless otherwise indicated, numbers of Shares set forth in this Prospectus Supplement are adjusted, and numbers of Shares to be set forth in any subsequent Prospectus Supplement will be adjusted, to reflect the Stock Split.

     On June 3, 1998, Peter T. Joseph, who is named in the Prospectus as a Selling Stockholder, transferred 7,710 Shares to The Rockefeller University and 28,500 Shares to the Trustees of Princeton University. The Trustees of Princeton University are named as a Selling Stockholder in the Prospectus Supplement dated December 23, 1997.

     On June 3, 1998, David G. Offensend, who is named in the Prospectus as a Selling Stockholder, transferred 21,000 shares of Common Stock to the Offensend Family Foundation.

     As a result of the foregoing transfers, the number of Shares eligible for resale pursuant to the Registration Statement by persons previously named as Selling Stockholders and named below is adjusted to the number set forth opposite such person's name (without adjustment for any resales that such person has made pursuant to the Registration Statement). Also as a result of the foregoing transfers, the other persons named below are added to the list of Selling Stockholders, and the number of Shares that each may sell pursuant to the Registration Statement is as set forth opposite such person's name:

          Name                                       Shares

          Peter T. Joseph                           757,047
          Trustees of Princeton University           39,306
          The Rockefeller University                  7,710
          David G. Offensend                         55,975
          Offensend Family Foundation                21,000


            The date of this Prospectus Supplement is June 10, 1998.